Exhibit 10.13

STANDARD FORM

ASSET SALE AGREEMENT
WITH FEE INTEREST

By and Between

NPC MANAGEMENT, INC., AND
NPC INTERNATIONAL, INC.

and

 PIZZA HUT OF AMERICA, INC.

and

PIZZA HUT, INC.

Dated as of August 24, 2006

TABLE OF CONTENTS

1. TRANSFER OF BUSINESS AND PROPERTY		1
1.1	TANGIBLE PERSONAL PROPERTY	1
1.2	EXCLUDED PROPERTY	2
1.3	REAL PROPERTY	4
1.4	LICENSES	5
1.5	RESTAURANT INVENTORIES AND CHANGE FUNDS	6
1.6	PURCHASE PRICE AND OTHER PAYMENTS	6
1.7	CLOSING DOCUMENTS	7
1.8	NON-ASSUMPTION	9
1.9	TITLE INSURANCE AND SURVEYS	9
1.10	REQUIRED CONTRACTS	9
2. REPRESENTATIONS OF SELLER		11
2.1	CORPORATE POWER AND AUTHORITY	11
2.2	NO CONFLICT OR BREACH	11
2.3	CONSENTS	12
2.4	TITLE TO OWNED PROPERTY	12
2.5	ADEQUACY OF PERSONAL PROPERTY	13
2.6	LEASES	13
2.7	INSURANCE	13
2.8	TAXES	13
2.9	BROKERAGE AND FINDER’S FEES	14
2.10	ABSENCE OF CERTAIN CHANGES	14
2.11	ENVIRONMENTAL MATTERS	14
3. REPRESENTATIONS OF THE BUYER		15
3.1	ORGANIZATION, STANDING, POWER AND AUTHORITY	15
3.2	NO CONFLICT OR BREACH	15
3.3	CONSENTS	16
3.4	BROKERAGE AND FINDER’S FEES	16
3.5	OBLIGATIONS UNDER OTHER FRANCHISE AGREEMENTS	17
3.6	SUPPLEMENTAL OPERATIONAL AND FINANCIAL CONDITIONS	17
4. COVENANTS		17
4.1	OPERATION UNTIL CLOSING	17
4.2	ACCESS TO RESTAURANTS AND EMPLOYEES	18
4.3	HART-SCOTT-RODINO ACT	18
4.4	FINANCING OF PURCHASE PRICE	19
4.5	RECORDATION	20
4.6	CAPITAL EXPENDITURES	20
5. SELLER’ EMPLOYEES		20
6. CONDITIONS TO CLOSING		21
7. CLOSING		23
7.1	POST-CLOSING ADJUSTMENTS	23
7.2	POST-CLOSING INDEMNIFICATION	24
7.3	CRITICAL DEFICIENCIES	24
7.4	ADDITIONAL DOCUMENTS	25
7.5	THE BUYER’S ACKNOWLEDGMENT	25
7.6	INFORMATION STATEMENT	25

7.7	CLOSING COSTS,TRANSFER FEES AND EXPENSES	25
8. MISCELLANEOUS		26
8.1	NOTICES	26
8.2	SURVIVAL	27
8.3	TERMINATION OF AGREEMENT	27
8.4	MODIFICATION AND WAIVER	27
8.5	ASSIGNMENT: BINDING EFFECT	27
8.6	SEVERABILITY	28
8.7	ENTIRE AGREEMENT	28
8.8	CONFIDENTIAL INFORMATION	28
8.9	GOVERNING LAW	28
8.10	BULK SALES WAIVER	29
8.11	EXPENSES	29
8.12	HEADINGS; INTERPRETATION	29
8.13	TIME IS OF THE ESSENCE	30
8.14	ANNOUNCEMENTS	30
8.15	COUNTERPARTS	30
8.16	NO SPECIFIC ENFORCEMENT	31
8.17	SUBMISSION TO JURISDICTION	31
8.18	ARMS LENGTH CONTRACT	31
8.19	NO FUTURE ACQUISITION RIGHTS	31

ASSET SALE AGREEMENT
WITH FEE INTEREST

ASSET SALE AGREEMENT, dated as of August 24, 2006 (this “Agreement”), is by and among Pizza Hut of America, Inc. (the “Seller”), and NPC Management, Inc. and NPC International, Inc., (collectively, the “Buyer”), and Pizza Hut, Inc. (“PHI”).

WITNESSETH:

WHEREAS, the Seller operates the 39 Pizza Hut and/or Pizza Hut/WingStreet co-branded restaurants listed on Schedule 1.1 hereto and owns or leases certain real and personal property that it uses in connection with such restaurants; and

WHEREAS, the Seller desires (i) to sell, convey, assign, transfer or lease (as provided below) to the Buyer the operations of and substantially all of the real and personal property (the “Assets”) owned by the Seller and used in connection with such restaurants and (ii) to assign or sublease to the Buyer substantially all of the real property leased from third parties and used in connection with such restaurants, and the Buyer desires to acquire such restaurants and property “AS IS, WHERE IS”, with all faults (collectively, the “Acquisition”), on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties set forth in this Agreement, the Seller and the Buyer hereby agree as follows:

1.        Transfer of Business and Property.

1.1      Tangible Personal Property.

Subject to the terms of this Agreement, at the Closing (as such term is defined in Section 7), Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following types of tangible personal property (collectively, the “Personal Property”) relating to the Pizza Hut and/or Pizza Hut/WingStreet co-branded restaurant business (the “Business”) being conducted at the restaurants listed on Schedule 1.1 hereto (collectively, the “Restaurants”) that are operated by Seller:

(a) all furniture, signs, fixtures and equipment located in the Restaurants;

(b) all prepaid rents, advertising and other amounts and all utility and miscellaneous deposits relating to the Restaurants (subject to Sections 1.6 and 7.1);

(c) all uniforms, menus, dishes, glassware, utensils and other small wares located in the Restaurants;

(d)       all inventories of usable food ingredients, packaging materials, supplies, paper products and other consumables and stores in the Restaurants, as well as a change fund for each Restaurant consisting of cash in drawers and in safes located in such Restaurant (but excluding any deposits in safes located in such Restaurant and any amounts in local bank accounts) in an amount and in denominations adequate to do business at such Restaurant on the morning after the Closing Date (as such term is defined in Section 7) (subject to Sections 1.6 and 7.1);

(e)       copies of real property records relating solely to the operations of the Restaurants, and copies of certain personnel and payroll records relating solely to the Hired Employees (as such term is defined in Section 5) who worked in the Restaurants immediately prior to the Closing; and

(f)        buildings and improvements, if any, owned by the Seller.

1.2      Excluded Property.

It is expressly understood and agreed that:

(a)       Leased Equipment.

The Personal Property shall not include the equipment listed or described on Schedule 1.2, which is leased by the Seller pursuant to lease agreements with third parties. Notwithstanding the foregoing, the Seller will assign and transfer to the Buyer all of Seller’s right, title and interest in and to, and the Buyer will assume and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of Seller under, each equipment lease (collectively, the “Equipment Leases”) with respect to leased equipment located in the Restaurants (collectively, the “Leased Equipment”). The Buyer will have 90 days after the Closing Date to review any non-readily terminable Equipment Leases which the Seller may assign and transfer, and the Seller agrees to assume and may terminate those Equipment Leases rejected by the Buyer in writing within such 90 day period. Notwithstanding the foregoing, the Buyer agrees to perform the obligations arising under the Equipment Leases for at least 90 days following the Closing Date, if not terminable sooner, and for the entire term of the Equipment Leases if such Equipment Leases are not terminated or put back to the Seller within the allotted 90 days.

(b)       Contracts.

The Seller will assign and transfer to the Buyer all of Seller’s right, title and interest in and to, and the Buyer will assume and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of Seller under, each contract and agreement (including, without limitation, each service, security, maintenance, print advertising and supply contract) used on the Closing Date in the normal and customary operations of, and that relates specifically to, one or more of the Restaurants (collectively, the “Contracts”). Except as provided in

Section 1.10, below, during the first 90 days after the Closing Date, the Buyer may reject any non-readily terminable contracts (other than print advertising contracts) which the Seller has assigned and transferred and the Seller agrees to assume and may terminate those Contracts rejected by the Buyer in writing within such 90 day period. Notwithstanding the foregoing, the Buyer agrees to perform the obligations arising under all of the Contracts for at least 90 days following the Closing Date, if not terminable sooner, and for the entire term of the Contracts if such Contracts are not terminated or put back to the Seller within the allotted 90 days. Additionally, the Buyer agrees that it will pay for or reimburse the Seller for any non-terminable benefits flowing from the Contracts (including print advertising) that are received by the Restaurants or the Business after the Closing Date for which PHI and/or the Seller have previously paid or will pay, regardless of the date of assignment or termination of such Contracts. The Contracts shall not include, and Seller will not assign, any contracts with hotels or motels for in-room delivery service of Pizza Hut or WingStreet products, any contracts for credit card services involving one or more of the Restaurants, any contracts with respect to participation in the National School Lunch Program, automobile leases, and any other contracts (other than print advertising contracts and computer hardware maintenance contracts) that are covered by a master agreement which includes any Pizza Hut and/or Pizza Hut/WingStreet co-branded restaurant other than the Restaurants listed on Schedule 1.1. All such contracts as related to the Restaurants will be terminated at Closing by Seller. Notwithstanding the foregoing, the Buyer may seek to contract with hotels, motels and school food service programs within the delivery areas, if any, designated in the Franchise Agreement (as defined at Section 1.10 (a)).

(c)       Ordinary Course Dispositions.

The Personal Property relating to any individual Restaurant shall not include any property or assets which have been disposed of prior to the Closing in the ordinary course of business consistent with the past operations of such Restaurant and subject to the provisions of Section 4.1.

(d)       Intellectual Property.

The Personal Property shall not include any patents, trademarks, copyrights, any applications or registrations for any thereof, or any other intellectual property or similar rights or assets.

(e)       Cash, Etc.

The Personal Property shall not include any cash (other than the change funds specifically referred to in Sections l.l(d)), bank accounts, cash equivalents or other similar types of investments or marketable securities.

1.3      Real Property.

(a)       Owned Real Property.

The Seller owns the parcels of real estate listed or described on Schedule 1.3(a) hereto, together with all buildings and improvements located thereon (collectively, the “Owned Real Property”). At Closing, the Seller will convey the Owned Real Property to the Buyer by special warranty deed in the form attached hereto as Exhibit “L” (the “Special Warranty Deed”). The Buyer will acquire the Owned Real Property “AS IS, WHERE IS”. If a separate entity is formed to acquire the Owned Real Property, such entity will not charge the Buyer lease amounts in excess of market rates and, in any event, lease amounts will not exceed 6% of Gross Sales, as defined in the Franchise Agreement. The Buyer’s right to acquire the Owned Real Property is subject to and conditioned upon the Buyer’s consummation of the Acquisition.

(b)       Leased Real Property.

The Seller leases from third parties the parcels of real estate listed or described on Schedule 1.3(b) (collectively, the “Leased Real Property”) pursuant to existing real property leases (the “Real Property Leases”). The Buyer hereby agrees to execute an Assignment and Assumption of Lease Agreement and Blanket Guaranty, substantially in the form attached as Exhibit “I” hereto, with respect to each parcel of Leased Real Property, pursuant to which the Buyer will assume all of Seller’s right, title and interest in and to, and will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities and obligations of the Seller under, the Real Property Lease related to such parcel of the Leased Real Property. The Buyer also agrees to name the Seller as an additional insured with respect to its insurance coverage required to be carried under the terms of the Real Property Leases related to each Leased Real Property to indemnify the Seller from any losses resulting from any contingent liability that Seller may have with respect to the Leased Real Property. The Seller agrees to use reasonable, good-faith efforts to obtain:

(i)        from each landlord from whom consent to an assignment of a Real Property Lease to the Buyer is required, a consent to such assignment; and

(ii)       from each landlord, an estoppel certificate with respect to each Real Property Lease.

The Seller need not pay any consideration or incur any incremental liability to obtain either a consent or an estoppel certificate from any landlord. If any required consent to an assignment cannot be obtained prior to Closing, the Seller  may, at its option, either (i) proceed with the assignment and agree to indemnify the Buyer for any losses suffered by Buyer as a consequence of the lack of consent, or (ii) sublease the affected Leased Real Property to the Buyer, or (iii) enter into a management agreement or other similar arrangement with the Buyer on terms that are no less favorable to the Buyer than those contained in the Real Property Lease covering the affected Leased Real Property.

1.4      Licenses.

(a)       The Buyer acknowledges that certain operational licenses  and permits, excluding alcoholic beverage licenses, are required in the operation of the Restaurants and the Business (collectively, “Licenses”) and that neither such Licenses nor any alcoholic beverage licenses will be transferred or assigned by the Seller as part of the Acquisition.  The Buyer further acknowledges, that in the event FCC licenses are used in the operation of the Restaurants, said licenses will not be transferred to the Buyer and the Buyer will be responsible for obtaining its own FCC licenses. The Buyer recognizes that it must make application to the appropriate regulatory agencies for all necessary Licenses.   Application for all required Licenses shall be in accordance with Section 1.4(b). Upon the execution of this Agreement by all parties hereto, the Buyer agrees to promptly file all necessary applications.  The Buyer acknowledges that the Buyer is responsible for obtaining alcoholic beverage licenses in the event Buyer desires to sell alcoholic beverages in the Restaurants. All costs, fees and expenses associated with the Buyer obtaining new Licenses (including alcoholic beverage licenses) shall be borne by the Buyer.

(b)       The Buyer hereby agrees that neither it nor any of its Affiliates (as defined in Section 8.12(e)) will take any action, or fail to take any action, which would result in any of the Seller’s Licenses (including alcoholic beverage licenses) being revoked or otherwise terminated prior to Closing.   The Buyer’s applications for Licenses (including alcoholic beverage licenses) shall specify that such Licenses are not to become effective until the day following the Closing Date and that the approval of such applications by the applicable agency or authority shall be conditioned upon the event of Closing. In the event that this Agreement is terminated or abandoned prior to the Closing or the Closing Date is rescheduled, the Buyer hereby agrees, at its cost, to immediately withdraw or reschedule all pending applications with respect to all Licenses (including alcoholic beverage licenses) and to otherwise take all action, in cooperation with the Seller, as may be required to cause all rights in the applicable Licenses (including alcoholic beverage licenses) to remain with or return to the Seller. This Section 1.4(b) shall expressly and permanently survive the termination or abandonment of this Agreement.

(c)       The Buyer and Seller acknowledge that neither this Agreement nor the Closing will be conditioned upon or subject to the Buyer’s ability to obtain the Licenses (including alcoholic beverage licenses).  The Seller will remove all of its Licenses (including alcoholic beverage licenses) from the Restaurants on the Closing Date.

(d)       The Seller agrees to provide the Buyer with license screen summaries of the Licenses (to the knowledge of Seller) under which the Seller currently operates the

Restaurants, excluding any and all construction, building, zoning and occupancy permits.

1.5      Restaurant Inventories and Change Funds.

At the close of business on the Closing Date, Seller’s representatives (who may, at the Buyer’s election, be accompanied by the Buyer’s representatives) will take inventory of the food ingredients, supplies, paper products, and other consumables in each Restaurant and count each Restaurant’s change fund. The Buyer may, at its option, send its representatives to the Restaurants to accompany Seller’s representatives during these inventory/cash counts, and may then verify the accuracy of those inventory/cash counts. Unless the Buyer’s representatives accompany Seller’s representatives during these inventory/cash counts and point out any discrepancies during the inventory/cash counts, the inventory/cash counts prepared by Seller’s representatives will be final. Any differences between the actual inventories and change funds and the estimates described in Section 1.6 will be resolved pursuant to Section 7.1.

1.6      Purchase Price and Other Payments.

As consideration for the transfer of the Assets and the other undertakings of the Seller and PHI in this Agreement, the Buyer shall pay the following amounts to the parties and at the times noted:

(a)       Exclusivity Fee.

Upon execution of this Agreement, the Buyer shall pay to the Seller the sum of $577,000 (the “Exclusivity Fee”). The Exclusivity Fee will be equal to at least 2% of the total agreed price for the Assets (“Purchase Price”). If the Acquisition is not closed by October 30, 2006, for any reason other than force majeure, failure of the Seller to obtain CAPEX Committee approval or other circumstances solely within Seller’s control, this Agreement will terminate as provided in Section 8.3 and the Seller shall be entitled to keep the entire Exclusivity Fee as liquidated damages.

(b)       Purchase Price Balance.

At Closing, the Buyer shall pay to the Seller the sum of $28,470,000, representing the balance of the Purchase Price.

(c)       Estimated Charges.

At Closing, the Buyer shall pay to the Seller, as provided in Section 7.7, the sum of $915,477.05, representing an estimate of the net amount due to Seller, after prorations, for Development Fees, prepaid items (including rent and advertising), inventories, utilities, change funds, property taxes, title, surveys and similar costs chargeable to Buyer under this Agreement (“Estimated Charges”). An itemization of the Estimated Charges is reflected in the form attached hereto as Exhibit “O” (“Pre-Close Statement”). Any difference between the Estimated Charges paid at Closing and the actual costs that should have been paid by Buyer will be resolved after the Closing pursuant to section 7.1.

(d)       Other Taxes and Fees.

At Closing, or when otherwise due, as provided in Section 7.7, the Buyer shall pay to the Seller, or to the appropriate governmental authority, any and all applicable sales, use, excise, transfer, documentary, and recording fees and taxes, and all other fees and taxes arising from the Acquisition (other than Seller’s income taxes) that any party hereto may be required to pay by any applicable law, rule or regulation. To the extent any such fees or taxes are payable by Seller, they will be included in the Estimated Charges.

(e)       Development Fees.

If, as a part of this Acquisition, PHI is requiring development of new Pizza Hut/WingStreet restaurants and/or the addition of WingStreet outlets at any of the Restaurants, Buyer shall pay to Seller who will remit to PHI at Closing, the Development Fees required by the Development Agreement(s) (as defined in the Development Agreements attached as Exhibits “N” and “P”), in the amounts set forth in Exhibits “N-l” and “P-l” attached hereto.

(f)        Other Amounts.

At Closing, or when otherwise due, the Buyer shall pay to the Seller, or to the appropriate payee, any other amounts due under this Agreement or any other agreement contemplated hereby.

The Purchase Price balance and all other amounts payable by the Buyer to Seller at Closing shall be paid by wire transfer of immediately available funds to an account designated by Seller. All such amounts must be wired to Seller by no later than 12:01 p.m. on the Closing Date. The Purchase Price includes the initial franchise fees required by the Franchise Agreement (as defined in Section 1.10(a)), which initial fees will be collected by Seller and remitted to PHI. The Purchase Price does not include any other fees due under the Franchise Agreement.

1.7      Closing Documents.

Prior to or at the Closing of the Acquisition, the Seller, PHI, and the Buyer will exchange the following fully executed documents:

(a)       a Bill of Sale for the Assets in the form attached as Exhibit “A”;

(b)       the Franchise Agreement in the form attached as Exhibit “B”;

(c)       the SUS/FMS License and Support Agreement attached as Exhibit “C”;

(d)       the Pepsi-Cola Beverage Supply and Marketing Agreement in the form attached as Exhibit “D”;

(e)       the Subscriber Agreement for 2-way Satellite Services and Equipment Lease Agreement for Yum Franchisee attached as Exhibit “E”;

(f)        the Franchise Agreement and Mutual Indemnification for Participation in Online Ordering attached as Exhibit “F”;

(g)       the Quik Order Agreement attached as Exhibit “G”;

(h)       the VIP Program Agreement attached as Exhibit “H”;

(i)        Assignment and Assumption Agreement for the Real Property Leases and Blanket Guaranty in the form of Exhibit “I” hereto, accompanied by any required consents and estoppel certificates (or indemnities) as contemplated by Section 1.3(b);

(j)        Assignment and Assumption Agreement for the Equipment Leases and Contracts being assumed in the form of Exhibit “J” hereto;

(k)       the Access and Confidentiality Agreement in the form attached as Exhibit “K”;

(l)        Special Warranty Deeds covering the Owned Real Property in the form of Exhibit “L”;

(m)      the Franchisee Agreement for Participation in Mapping of Restaurant Delivery Areas in the form of Exhibit “M” hereto;

(n)       one or more Development Agreement(s) attached as Exhibit “N” in the event PHI is requiring development of new Pizza Hut/WingStreet restaurants and/or the Development Agreement attached as Exhibit “P” if PHI is requiring the addition of WingStreet outlets in any of the Restaurants;

(o)       all documents necessary for Buyer to become a member of the Pizza Hut National Purchasing Coop, Inc.;

(p)       the WingStreet Addendum to Pizza Hut, Inc. Franchise Agreement attached as Exhibit “Q”; and

(q)       any other documents reasonably requested by any party.

1.8      Non-Assumption.

At the Closing, the Buyer shall assume the liabilities of PHI and the Seller that relate to the operation of the Restaurants from and after the Closing Date (the “Assumed Liabilities”). Except as specifically contemplated by this Agreement, the Buyer will not assume any liabilities or obligations that arise from the operations of the Restaurants on or before the Closing Date, and the Seller agrees to timely perform all obligations relating to the Restaurants that arise out of operations of the Restaurants for the period prior to the Closing Date.

1.9      Title Insurance and Surveys.

Due to the critical timeline requirements to close the transaction, PHI may order title searches on all Owned Real Property to be transferred to the Buyer pursuant to this Agreement. These title searches will be performed by a national title company approved by PHI. If PHI has established relations with such companies, the Buyer will be entitled to the benefit of PHI’s preferred rates. If permissible under applicable law and the terms of any agreement with such companies, the fees paid for the searches may be applied toward the title policy costs for title policies desired by the Buyer based upon these title searches. In the event the Buyer or the Buyer’s lender requires environmental reports relating to the Owned Real Property, the Buyer shall first obtain Seller’s prior written consent and shall execute the Access and Confidentiality Agreement referenced in Section 4.2 below, and shall retain a nationally recognized firm approved by PHI to perform such work. Seller will not consent to any invasive environmental audit or review and the results of any permitted environmental audit or review will not affect Buyer’s obligations hereunder. To the extent that the Buyer or the Buyer’s lender requires surveys of the Owned Real Property, the Buyer shall retain a nationally recognized firm approved by PHI to perform such work. The consultants referenced in this Section 1.9 will be retained solely by the Buyer, but the Seller shall have the right to obtain copies of any documents or reports that they prepare. As provided for in Sections 1.6 and 7.7, the Buyer shall reimburse the Seller at Closing for all actual or estimated costs incurred by Seller on behalf of the Buyer related to these items, subject to any post-closing adjustments pursuant to Section 7.1 of this Agreement.

1.10    Required Contracts.

Prior to or at Closing, Buyer will execute any and all agreements that PHI customarily requires of franchisees including, but not limited to those described in this Section 1.10.

(a)       Prior to or at Closing, PHI will grant and Buyer will enter into a Pizza Hut, Inc. Location Franchise Agreement in the form attached hereto as Exhibit “B” (the “Franchise Agreement”). A copy of the form of the Franchise Agreement has previously been provided to Buyer with PHI’s Uniform Franchise Offering Circular.

(b)       Prior to or at Closing, Buyer will execute a franchisee version of the Pepsi-Cola Beverage Supply and Marketing Agreement (“Pepsi Agreement”) in the form attached as Exhibit “D”, pursuant to which Buyer will agree, subject to certain exceptions provided for in the Pepsi Agreement, that Pepsi products will be the exclusive beverages sold, dispensed or otherwise made available or advertised, displayed or promoted in the Restaurants.

(c)       Prior to or at Closing, Buyer will execute a Subscriber Agreement for 2-Way Satellite Services and Equipment Lease Agreement for Yum Franchisee (the “Subscriber Agreement”) in the form attached as Exhibit “E”, pursuant to which Buyer will contract to have Hughes Network Systems, Inc., provide communication services to the Restaurants as provided in the Subscriber Agreement.

(d)       Prior to or at Closing, Buyer will execute the Franchisee Agreement and Mutual Indemnification for Participation in Online Ordering (the “Online Ordering Agreement”) in the form attached as Exhibit “F”, pursuant to which Buyer will agree to adopt and enforce PHI’s Online Privacy Policy, and any changes thereto, and will agree to indemnify PHI for certain damages resulting from Buyer’s use of online ordering systems.

(e)       Prior to or at Closing, Buyer will execute a Quik Order agreement (the “Quik Order Agreement”) in the form attached as Exhibit “G”, pursuant to which Buyer will agree to pay Quik Order, Inc., for certain services related to internet ordering from the Restaurants, all as more fully described in the Quik Order Agreement.

(f)        Prior to or at Closing, Buyer will enter into an agreement to participate in and continue the Very Into Pizza (or VIP) Program with Hawkeye Communications, Inc. (the “VIP Agreement”) in the form attached as Exhibit “H”, pursuant to which Buyer will continue participation in the VIP program.

(g)       Prior to or at Closing, Buyer will execute a Franchisee Agreement for Participation in Mapping of Restaurant Delivery Areas in the form attached as Exhibit “M”, pursuant to which Buyer agrees to participate in the mapping program.

(h)       Prior to or at Closing, if PHI is requiring, as part of this Acquisition, development of new Pizza Hut/WingStreet restaurants, Buyer will execute one or more Development Agreements in the form attached as Exhibit “N” for each such development obligation. If PHI is requiring as part of this Acquisition, the addition of WingStreet to any of the Restaurants, Buyer will execute a Development Agreement in the form attached as Exhibit “P.”

(i)        Prior to or at Closing, Buyer will execute a WingStreet Addendum to Pizza Hut, Inc. Franchise Agreement in the form attached as Exhibit “Q.”

(j)        Prior to or at Closing, Buyer will execute all documents necessary to become and remain a member of the Pizza Hut National Purchasing Co-op, Inc. (the “Purchasing Co-op”).

(k)       The Restaurants will contain the software and hardware for the proprietary SUS/FMS Systems (the “SUS/EMS Systems”) of the Seller’s parent company, PHI. Prior to or at Closing, Buyer will execute a separate license and support agreement with PHI (a “SUS/FMS License and Support Agreement”), in the form attached as Exhibit “C”, which will require the Buyer to pay the standard software support, Help Desk and menu fees then being charged by PHI with respect to the SUS/FMS Systems for each such Restaurant. Buyer will also keep in force a hardware maintenance agreement with a vendor approved by PHI. Neither the Seller nor PHI will have any liability to the Buyer for losses suffered by the Buyer as a result of the Buyer’s failure to properly install, update and use software updates or to implement necessary hardware changes after Closing.

2.        Representations of Seller.

Seller represents to the Buyer that as of the date of this Agreement:

2.1      Corporate Power and Authority.

Seller is a corporation duly organized and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or document executed or to be executed by Seller in connection herewith, and to consummate the transactions contemplated hereby and thereby. Seller is authorized to do business and is in good standing in the states in which the Restaurants operated by Seller are located. This Agreement has been, and each other agreement or document to be executed by Seller in connection herewith will be, duly executed and delivered by Seller and constitutes, or will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

2.2      No Conflict or Breach.

The execution, delivery and performance of this Agreement and any other agreements or documents contemplated hereby and the consummation by Seller of the transactions contemplated hereby or thereby do not and will not:

(a)       conflict with or constitute a violation of the certificate of incorporation or by-laws of Seller;

(b)       to the knowledge of Seller, conflict with or constitute a violation of (with or without the giving of notice or the lapse of time or both) any provision of any law, judgment, order, decree, rule or regulation of any legislative body, court, governmental or regulatory authority or arbitrator which is applicable to or relates to Seller; or

(c)       to the knowledge of Seller, with or without the giving of notice or the lapse of time or both, violate or conflict with, constitute a default under, result in a breach, acceleration or termination of any provision of, or require notice to or the consent of any third party under, any contract, agreement, commitment, indenture, mortgage, deed of trust, lease, licensing agreement, note or other instrument or obligation to which Seller is a party or by which Seller is bound, which could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon Seller or the ability of Seller to perform its obligations under this Agreement or any other agreement or document contemplated hereby.

2.3      Consents.

To the knowledge of Seller, except the filings with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) referred to in Section 4.3, no material consent, approval, or authorization of, or designation, declaration or filing with, or notice to, any legislative body, court, governmental or regulatory authority or arbitrator under any provision of any law, judgment, order, decree, rule or regulation is required on the part of Seller in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated hereby or with the consummation of the transactions contemplated hereby and thereby.

2.4      Title to Owned Property.

Seller has good and marketable title to all of the Personal Property and the Owned Real Property with respect to the Restaurants operated by Seller, free and clear of any liens and encumbrances, except for (i) Personal Property, with respect to any Restaurant operated by Seller, disposed of prior to the Closing in the ordinary course of business of such Restaurant consistent with the past operations of Seller and Section 4.1, below, (ii) certain fixtures, buildings and improvements located on the Leased Real Property which Seller has the right to use pursuant to the Real Property Leases (or any of them), (iii) easements or other encumbrances which do not materially adversely affect the full use and enjoyment of the Owned Real Property, or the purposes for which it is currently used, and (iv) liens for taxes and assessments not yet due and payable. This representation does not constitute a representation by Seller as to the title of Seller’s lessors of any Leased Real Property or Leased Equipment, nor does this representation constitute a representation of the condition of any of the Personal Property or the Owned Real Property or the Leased Real Property, which is sold or leased, as applicable, “AS IS, WHERE IS”, with all faults.

Additionally, the Seller shall not be required to execute an “Owner’s Affidavit” to delete standard exceptions to an owner’s or mortgagee’s title policy.

2.5      Adequacy of Personal Property.

The Personal Property and the Leased Equipment with respect to the Restaurants operated by Seller constitute all of the items of tangible personal property required to operate such Restaurants as Pizza Hut and/or Pizza Hut/WingStreet co-branded restaurants. This representation does not constitute a representation of the condition of the Personal Property or Leased Equipment, each of which are sold or assigned, as applicable, “AS IS, WHERE IS”, with all faults.

2.6      Leases.

Each of the material Equipment Leases and Real Property Leases with respect to the Restaurants operated by Seller is in full force and effect, and to the knowledge of Seller, Seller has not received notice of a material default under any of them. Subject to obtaining any necessary consents and approvals, Seller has the right to assign each such material Equipment Lease and Real Property Lease to the Buyer, providing the Buyer with the right to use such Leased Equipment or to occupy such Leased Real Property, as the case may be, on terms and conditions that are materially the same as Seller had prior to any such assignment. This representation does not constitute a representation as to the adequacy of any lessor’s title to any of the Leased Equipment or the Leased Real Property, as the case may be.

2.7      Insurance.

Seller carries adequate insurance (both in form and amount), subject to deductibles, with respect to the Business and real and personal property of the Restaurants operated by Seller. Such insurance is in effect and will remain in effect through the Closing Date.

2.8      Taxes.

Seller or its consolidated parent has filed all requisite federal, state and local tax returns and has paid all taxes required thereby, to the extent they have become due and payable, other than (i) those presently payable without penalty or interest, and (ii) any that are being contested in good faith by appropriate proceedings. The Seller will indemnify the Buyer for any damages suffered by the Buyer as a result of the Seller’s failure to pay any such taxes to the extent such taxes related to the ownership or operation of the Restaurants prior to the applicable Closing Date.

2.9      Brokerage and Finder’s Fees.

The Seller, nor any of its respective Affiliates or any of their respective stockholders, directors, officers, partners or employees, on behalf of Seller, has retained or dealt with any broker or finder, or has incurred or will incur any liability for brokerage fees, commissions or finder’s or similar fees in connection with the transactions contemplated by this Agreement or the other documents contemplated hereby.

2.10    Absence of Certain Changes.

Each of the unaudited profit and loss summaries (the “Profit and Loss Summaries”) that relate to the Restaurants for the periods ended March 20, 2006 previously delivered to the Buyer are true and correct in all material respects. Since March 20, 2006, none of the Restaurants have suffered any material adverse change in its financial condition or results of operations other than changes in the ordinary course of business that, individually or in the aggregate, have not had a material adverse effect on such Restaurants. Seller agrees to inform the Buyer of any material adverse changes to the financial condition or results of operations of the Restaurants prior to the Closing.

2.11    Environmental Matters.

To the best of the Seller’s knowledge, without independent investigation and except as otherwise reflected in Seller’s files regarding the Restaurants which have been provided to Buyer:

(a)       The Restaurants contain no asbestos in friable form;

(b)       No underground petroleum or chemical storage tanks or underground storage facilities are located under the Restaurants;

(c)       No contaminant, industrial waste, pollutant1, toxic or hazardous waste, or any similar substance of any kind or character has been stored, processed, or disposed of in or around the Restaurants by the Seller in conducting its business, or discharged at any time by the Seller directly or indirectly into the environment in violation of any law or governmental regulation applicable to the Seller, or into any sanitary sewer connection or treatment system except in conformity with requirements of all

1                               The term “pollutant” means any substance subject to control under the Federal Water Pollution Act, 33 U.S.C §1251, et seq., or the Clean Air Act, 42 U.S.C. §7401, et seq., or regulations promulgated thereunder. The term “toxic or hazardous waste” means any chemical, substance, or material that is classified by the Environmental Protection Agency as a hazardous substance under the Comprehensive Environmental Response, Compensation’ and Liability Act of 1980, 42 U.S.C. §9601, et seq., or regulations promulgated thereunder, or under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq., or regulations promulgated thereunder, or which is a petroleum product, or which is classified by any applicable state or local regulation or statute as a hazardous waste.

applicable laws, regulations and valid permits nor has any such act or occurrence taken place under the ownership of a prior owner which has not been cured, except in such instances which would not have a material adverse effect on the operations and financial condition of the Restaurants taken as a whole; and

(d)       With respect to the Restaurants, the Seller has not at any time been the subject of any governmental investigation or proceeding pertaining to the use, storage, processing, transportation or disposition of toxic or hazardous waste or any other subject or material that has been determined to be hazardous to human health under applicable law or government regulation, nor have they been the subject of any governmental investigation or proceeding pertaining to violation of any waste water or sewage disposal statutes or regulations applicable to the business and operations of the Seller.

3.        Representations of the Buyer.

The Buyer represents to the Seller that as of the date of this Agreement:

3.1      Organization, Standing, Power and Authority.

The Buyer is a corporation duly organized and in good standing under the laws of the jurisdiction in which it is incorporated and in which it is doing business, and has full power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or document executed or to be executed by it in connection herewith, and to consummate the transactions contemplated hereby and thereby. The Buyer and each of its Affiliates that sign this Agreement and/or the Franchise Agreement meet all of the standards for, and requirements of, franchisees of PHI, including without limitation the standards set forth in the Manual (as defined in the Franchise Agreement) and the requirements set forth on Schedule 3.1 hereto. This Agreement has been, and each other agreement or document to be executed by the Buyer in connection herewith will be, duly executed and delivered by the Buyer and constitutes, or will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

3.2      No Conflict or Breach.

The execution, delivery and performance of this Agreement and any other agreements or documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby or thereby do not and will not:

(a)       conflict with or constitute a violation of the articles of incorporation or by-laws or other organizational documents, as applicable, of the Buyer or any of its Affiliates that sign this Agreement and/or the Franchise Agreement;

(b)       to the knowledge of Buyer, conflict with or constitute a violation of (with or without the giving of notice or the lapse of time or both) any provision of any law, judgment, order, decree, rule or regulation of any legislative body, court, governmental or regulatory authority or arbitrator which is applicable to or relates to the Buyer or any of its Affiliates that sign this Agreement and/or the Franchise Agreement; or

(c)       to the knowledge of Buyer, with or without the giving of notice or the lapse of time or both, violate or conflict with, constitute a default under, result in a breach, acceleration or termination of any provision of, or require notice to or the consent of any third party under, any contract, agreement, commitment, indenture, mortgage, deed of trust, lease, licensing agreement, note or other instrument or obligation to which either of the Buyer (or any of its Affiliates that sign this Agreement and/or the Franchise Agreement) are a party or by which the Buyer (or any such Affiliate) is bound, which could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the Buyer (or any such Affiliate) or the ability of the Buyer (or any such Affiliate) to perform its obligations under this Agreement or any other agreement or document contemplated hereby.

3.3      Consents.

To the knowledge of Buyer, no consent, approval, or authorization of, or designation, declaration or filing with, or notice to, any legislative body, court, governmental or regulatory authority or arbitrator under any provision of any law, judgment, order, decree, rule or regulation is required on the part of the Buyer (or any of its Affiliates that sign this Agreement and/or the Franchise Agreement) in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated hereby or with the consummation of the transactions contemplated hereby and thereby, except for the filings with the FTC and the DOJ referred to in Section 4.3.

3.4      Brokerage and Finder’s Fees.

Neither the Buyer nor any of its Affiliates or any of its respective stockholders, directors, officers, partners or employees, on behalf of the Buyer, has retained or dealt with any broker or finder, or has incurred or will incur any liability for brokerage fees, commissions or finder’s or similar fees in connection with the transactions contemplated by this Agreement or the other documents contemplated hereby.

3.5      Obligations Under Other Franchise Agreements.

Neither the Buyer nor any Affiliate of it is in default under any existing franchise agreement with PHI or with YUM! Brands, Inc. or any division or subsidiary thereof, nor does there exist any condition or conditions that, with the giving of notice, the passage of time, or both, would ripen into a default thereunder.

3.6      Supplemental Operational and Financial Conditions.

Buyer shall have satisfied, or agreed to satisfy, in a manner satisfactory to Seller and PHI, the operational and financial conditions set forth on Schedule 3.6 attached hereto, which include by way of example, the conditions applicable to all current or future sale/leaseback transactions involving any of the Restaurants. Any such failure by Buyer to satisfy the conditions set forth on Schedule 3.6 shall constitute a breach by Buyer under the PHI Franchise Agreement.

4.        Covenants.

4.1      Operation Until Closing.

Prior to and including the Closing Date, the Seller will operate the Restaurants in the ordinary course of business. Seller will maintain all of the Assets with respect to the Restaurants operated by Seller in substantially the same condition (ordinary wear and tear excepted) as they were in on the date of this Agreement, except for (i) Personal Property disposed of in the ordinary course of business consistent with the past operations of such Restaurant; provided, however, any such Personal Property must be replaced by similar assets of equal or greater value in like or better condition than those assets transferred or removed or (ii) Personal Property transferred among Restaurants that are subject to this Agreement. Seller will only make capital improvements to the Restaurants that have been authorized as evidenced by a fully approved and executed CAPEX dated prior to the date of this Agreement. Notwithstanding the foregoing, Seller will not perform any CAPEX work that is otherwise scheduled to occur after the Closing Date. The damage or destruction of any Restaurant operated by Seller before the Closing will not affect the Buyer’s obligation to close the transactions contemplated by this Agreement. Subject to the requirements of any applicable Real Property Lease, Seller shall proceed to repair the damage or, if such repair is not reasonably practicable in the opinion of Seller prior to the closing date, then Seller shall credit to the Buyer at the Closing an amount equal to the sum of the reasonable cost (as agreed by the Buyer and the Seller) of repairing or restoring the damaged or destroyed restaurant to substantially the same condition as immediately before the damage or destruction.

4.2      Access to Restaurants and Employees.

The Buyer (and/or its consultants, attorneys, lenders or advisers) may not inspect any Restaurant or contact any Pizza Hut employees working in such Restaurant or market until (i) Seller has made Employee Announcements to the employees of the Restaurants, and (ii) the Buyer (and when applicable in Seller and PHI’s sole discretion, the Buyer’s consultants, attorneys, lenders or other advisors) has executed the Access and Confidentiality Agreement in the form attached hereto as Exhibit “K”. Once these conditions have been met, if the Buyer chooses to inspect the Restaurants (under the conditions set forth herein and in the Access and Confidentiality Agreement), the Buyer must schedule such inspections with PHI, the Buyer must be accompanied by an agent or employee of PHI and the Buyer must conduct the inspections in a manner that minimizes disruption to the Restaurant’s operations. Any such inspections are for the Buyer’s information only; the Restaurants are being sold “AS IS, WHERE IS.” The Buyer’s (and its consultant’s, attorney’s, lender’s or other advisor’s) right to perform environmental audits on the Owned Real Property is subject to Seller’s prior written consent and the conditions set forth in Section 1.9, as well as the execution and delivery of the Access and Confidentiality Agreement, also described in Section 1.9 above, and the terms and conditions contained therein. Buyer does not have the right to perform environmental audits of the Leased Real Property. Buyer acknowledges and agrees that a violation of this Section 4.2 shall constitute a default under this Agreement by Buyer and Seller shall have, in addition to any other rights or remedies hereunder, at law or in equity, the right to terminate this Agreement and retain the Exclusivity Fee as provided in Section 1.6.

4.3      Hart-Scott-Rodino Act.

The Buyer and the Seller shall, in cooperation with each other, file (or cause to be filed) with each of the DOJ and the FTC any reports or notifications that may be required to be filed by them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) in connection with the transactions contemplated by this Agreement. If the Seller, based upon the advice of counsel, determines that any filings with the DOJ and the FTC are necessary, the Buyer and any necessary Affiliates of the Buyer agree to make any such filings in connection with the transactions contemplated by this Agreement upon request from PHI. The Buyer and the Seller shall promptly comply with all requests for further documents and information made by the DOJ or the FTC, shall use their best efforts to obtain early termination of all waiting periods under the HSR Act, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the others. All fees due from any party to the FTC or the DOJ under the HSR Act in connection with the filing of any of those reports or notifications shall be borne by the Buyer.

4.4      Financing of Purchase Price.

(a) Prior to execution of this Agreement, the Buyer (i) shall notify the Seller of the source(s) of financing that the Buyer proposes to use to consummate the transactions contemplated by this Agreement, and (ii) shall provide the Seller with a copy of the commitment(s) of the source(s) to provide such financing. The Buyer hereby acknowledges and agrees that at least 20% of the total transaction costs (which include the Purchase Price and all closing costs and other costs or indebtedness to be incurred by the Buyer related to the Acquisition) (collectively, the “Total Transaction Costs”), must be in the form of at-risk equity, as determined by the Seller, and that no more than 80% of the Total Transaction Costs may be secured by a lien on the real and personal property (the “Property”) being sold by the Seller to the Buyer pursuant hereto. A Sources and Uses of Funds Statement, detailing all amounts and sources of equity, closing costs and any indebtedness to be incurred by Buyer related to the Acquisition, has been provided by Buyer and is attached as Schedule 4.4 hereto. The Buyer acknowledges that PHI and the Seller’s approval of the Buyer’s equity structure and financing was a condition to entry into this Agreement and the Acquisition. The Buyer agrees to, and hereby does, authorize each proposed source of third-party financing to provide to the Seller, from time to time, information with respect to the likelihood and form in which financing will be provided to the Buyer. At the time of applying for any third-party financing, the Buyer shall notify the third party of the Seller’s right to the information described in this Section and of the terms and requirements of this transaction and of this Agreement and the agreements contemplated hereby.

(b) The Buyer hereby acknowledges and agrees that the Buyer shall not pledge or grant a lien or security interest or otherwise encumber any portion of its interest in or under (i) any of the Real Property Leases or Equipment Leases without the prior written consent of the lessor thereunder (which consent shall be in such lessor’s sole discretion, with the Seller having no control over whether or not such lessor will consent), including the filing of leasehold mortgages or financing statements, (ii) any of the Contracts without the prior written consent of the other party thereto (which consent shall be in such other party’s sole discretion, with the Seller having no control over whether or not such other party will consent), (iii) the Franchise Agreement and any other franchise agreements between PHI and the Buyer or its Affiliates, (iv) any intellectual property of PHI, any rights in any “Pizza Hut Marks” (as defined in the Franchise Agreement), any proprietary PHI software or computer operating system or any PHI trademarked property, or (v) any intellectual property of WingStreet, LLC, any rights in any WingStreet “Marks” or any WingStreet trademarked property. The Buyer further acknowledges and agrees that it will not permit any of the equity interests in the Buyer to be pledged or otherwise encumbered for any reason. The Buyer agrees that the Buyer will not take any action which alters or affects any of the Seller’s rights under the Real Property Leases or the Assignment and Assumption of Lease Agreements and that the terms of any financing obtained by the Buyer shall not violate the terms of the Franchise Agreement, this Agreement (including any schedules and exhibits thereto) or the Real Property Leases, including but not limited to terms concerning payment of insurance proceeds.

(c) Without the prior written consent of the PHI Law Department, attention John J. Murphy, none of the Buyer, its Affiliates or any of its respective agents or representatives, including any parties who may be providing financing to the Buyer, shall have any contact with any of the lessors of the Leased Real Property or the Leased Equipment or any of the parties to the Contracts (other than the Seller) prior to the Closing.

(d) The covenants contained in this Section 4.4, or some of them, will also be contained in an amendment to the Franchise Agreement and any breach of such covenants shall also constitute a default under Section 18.2 of the Franchise Agreement.

4.5      Recordation.

The Buyer shall cause all Special Warranty Deeds relating to the transfer of Owned Real Property pursuant to this Agreement and all Assignment and Assumption of Lease Agreements relating to the transfer of all Leased Real Property pursuant to this Agreement to be recorded in the local county or applicable authority’s recording or real estate recording office where each such property is located no later than five (5) business days after the Closing Date.

4.6      Capital Expenditures.

Current Image Requirements. All of the Restaurants must comply with PHI’s published standards, as PHI may amend or modify from time to time. If any of the Restaurants do not comply with PHI’s “Minimum Asset Standards and Re-Image Specifications (5/2002)” (“Re-Image Standards”), Buyer will bring each such Restaurant into compliance with PHI’s Re-Image Standards within six years after the date of the Franchise Agreement, as set forth in Section 6.3 of the Franchise Agreement. Buyer must also complete major asset actions, consisting of relocations, rebuilds and/or major remodels (“Major Asset Actions”), on at least 70% of its dine-in, or “Red Roof” System Restaurants (as defined in Section 1.21 of the Franchise Agreement) as provided in the Franchise Agreement, within ten years of the date of the Franchise Agreement.

5.        Seller’s Employees.

Unless otherwise agreed before Closing, with respect to any of Seller’s restaurant-level employees, Seller will terminate the employment of those employees at the close of business on the Closing Date. Seller will directly pay all terminated employees, including any of the employees hired by the Buyer (the “Hired Employees”) for earned and unused vacation, in accordance with Seller’s normal policies (which do not call for Seller to pay for accrued but unearned vacation). The terminated employees may become employees of the Buyer as of the day following the Closing Date and PHI hereby waives any violation of Section 13.2 of the Franchise Agreement with respect to the Hired Employees. All claims of the employees arising out of their employment with Seller before the Closing Date will be the sole liability of Seller, and Seller will indemnify the Buyer from all claims of that nature.

As between Seller and the Buyer, the Buyer assumes all claims of the Hired Employees relating to employment by the Buyer arising after the Closing Date, and the Buyer will indemnify Seller from all such claims by them. For the purpose of determining benefits for Hired Employees, the Buyer agrees to honor the Hired Employees’ length of service and anniversary dates with the Seller. The Seller will furnish the Buyer a list of the Hired Employees that defines their length of service and anniversary dates. The Buyer understands that the active participation of the Hired Employees in all benefit plans maintained by the Seller will end on the Closing Date. Seller will continue any employee benefit payment obligations for Hired Employees who are on leave of absence or disabled on the Closing Date in accordance with the Seller’s or PHI’s policies.

If any of the Seller’s above restaurant employees are transferred to other operations of the Seller (“Transferred Employees”), the Seller will (upon request by the Buyer) use its reasonable best efforts to provide to the Buyer the services of some or all of the Transferred Employees (as chosen by the Buyer) for up to 60 days after the Closing. The Buyer will reimburse the Seller for all payroll and benefit costs associated with any such loaned Transferred Employees.

6.         Conditions to Closing.

(a)       The obligations of the Seller, on the one hand, and the Buyer, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i)         there shall not be in effect any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or any other agreement or document contemplated hereby; and

(ii)        any filings required to be made under the HSR Act shall have been made, and all applicable waiting periods thereunder with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)       The Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller):

(i)        each of the representations of the Buyer under this Agreement and each of the other agreements and documents contemplated hereby shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though such representations had been made again at and as of that time, except to the extent that any such representations expressly relate to an earlier date in which case any such representations shall be true and correct in all material respects at and as of such earlier date;

(ii)       the Buyer shall have performed and complied with each obligation, covenant and condition required by this Agreement and the other documents contemplated hereby to be performed or complied with by it prior to or at the Closing, with such exceptions as could not reasonably be expected to result in a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or any other agreement or document contemplated hereby provided, however, that nothing in this subparagraph shall affect Seller’s rights under Section 4.2 in the event of a default thereunder;

(iii)      the Capital Expenditures Committees of YUM! Brands, Inc., and PHI will have approved the transactions contemplated by this Agreement;

(iv)      the Seller will have received a copy of a resolution or unanimous written consent evidencing the action by the Buyer’s Board of Directors or the Buyer’s general partner or such other similar authorizing body approving the purchase of the Assets under this Agreement certified by an authorized officer, partner or member; and

(v)       the Buyer will deliver to Seller a statement, signed by the Buyer’s Chief Financial Officer, certifying that at least 20% of the Total Transaction Costs being paid will be represented by “at risk capital” as defined by applicable accounting rules, which is in the form of equity and is not (and will not be secured) by a lien on the Assets or on the equity interests of the Buyer or any of its Affiliates, and the Seller shall otherwise be satisfied in all respects with the capital structure of the Buyer; and

(vi)      the Seller shall have received evidence satisfactory in all respects to them that the Buyer shall have hired an operator to manage the Restaurants to be purchased by the Buyer, which operator has substantial experience in the operation of Pizza Hut restaurants and has been approved by PHI, in its sole discretion.

(vii)     the Buyer shall deliver to Seller and PHI, and the Seller and PHI shall have received from the Buyer and its Affiliates, as the Seller and PHI deem necessary, in their sole discretion, all Uniform Franchise Offering Circular receipts, including those relating to any Addenda or Amendments.

(c)       The Buyer’s obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Buyer):

(i)        each of the representations of Seller under this Agreement and each of the other agreements and documents contemplated hereby shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though such representations had been made again at and as of that time, except to the extent that any such representations expressly relate to an earlier date in which case any such representations shall be true and correct in all material respects at and as of such earlier date;

(ii)       Seller shall have performed and complied with each obligation, covenant and condition required by this Agreement and the other documents contemplated hereby to be performed or complied with by it prior to or at the Closing, with such exceptions as could not reasonably be expected to result in a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or any other agreement or document contemplated hereby; and

(iii)      the Buyer will have received a copy of a resolution of Seller’s Board of Directors approving the sale of the Assets certified by an authorized officer of the Seller.

7.        Closing.

Unless otherwise agreed, the consummation of the transactions contemplated by this Agreement will occur at the “Closing”, at 10:00 a.m. (local time) on September 18, 2006, at the offices of PHI in Dallas, Texas, or such other location as may be designated by the Seller in its sole discretion. (As used herein, the date the Closing actually occurs is referred to in this Agreement as the “Closing Date”). At the Closing, the Seller shall deliver to the Buyer such bills of sale, instruments of assignment, transfer and conveyance and the other documents contemplated by this Agreement. Against such delivery, the Buyer shall pay to the Seller the balance of the Purchase Price and all other amounts required to be paid at the Closing in accordance with Section 1.6 above and shall deliver the other documents contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. Upon the completion of the Closing, title to the Assets and the assumption of the Assumed Liabilities will be deemed to be effective as of 11:59 p.m. on the Closing Date. The Seller will cooperate with the Buyer to see that the transfer of the Assets proceeds smoothly.

7.1      Post-Closing Adjustments.

From time to time after the Closing Date, the Buyer or the Seller may prepare and submit to the other party one or more post-closing statements concerning any obligations that become due under this Agreement that were not paid at Closing, or for which the actual costs varied from any estimate. The net amount owed will be paid within 30 days after receipt of the post-closing statement. Any amount not paid within 30 days after receipt of a post-closing statement will bear interest at the rate of 18% per annum, or the maximum legal rate. Without limiting the generality of this provision, the following is a non-exclusive list of some of the types of items that may be reimbursed through use of post-closing statements: rent; equipment lease payments; utilities; inventories and change funds; sales taxes and any applicable interest and penalties; real or personal property taxes; and advertising and other prepaid expenses.

7.2      Post-Closing Indemnification.

The Buyer will indemnify the Seller, its affiliates, subsidiaries, employees, officers, directors, and agents, on an after-tax basis, against any loss, cost, damage, or other expense (including attorney’s fees) (collectively, “Losses”) that arise from operation of the Restaurants or related properties after Closing. The Seller will indemnify the Buyer, its affiliates, subsidiaries, employees, officers, directors, and agents, on an after-tax basis, against any Losses that arise from operation of the Restaurants or related properties on or before the Closing.

7.3      Critical Deficiencies.

Notwithstanding that the Assets are being sold to Buyer “AS IS, WHERE IS”, with all faults, and subject to the limitations set forth herein, Seller agrees to indemnify the Buyer for the actual costs incurred by Buyer to cure any Critical Deficiency. For purposes of this section, a “Critical Deficiency” is a deficiency in the kitchen (or other area of the Restaurant that is not accessible to the general public) that a local health department determines is of such a magnitude that the Buyer would not be permitted to open the subject Restaurant for business while such deficiency exists. Seller’s obligation to provide the Buyer such indemnity is conditioned upon the Buyer notifying the Seller of the Critical Deficiencies within seven (7) days after Closing and providing Seller with copies of all relevant inspection reports citing the Critical Deficiencies within thirty (30) days after Closing.

The maximum amount of the indemnity for which Seller will be liable hereunder will not exceed the lesser of $10,000 per Critical Deficiency or, in the aggregate for all Restaurants listed on Schedule 1.1, $3,000 per Restaurant. Seller will have no obligation to indemnify the Buyer for lost profits or other consequential damages resulting from any business interruption while the Critical Deficiencies are cured. Buyer specifically acknowledges that this provision supersedes entirely all prior oral or written discussions, agreements or understandings regarding the Seller’s responsibility for the costs to repair Critical Deficiencies or other faults related to the Assets.

7.4      Additional Documents.

For the period of two years following the Closing, each of the parties covenants to cooperate and provide such additional documents or instruments as the other party may reasonably request for the purpose of carrying out this Agreement. Each of the parties will use reasonable efforts, none of which shall require the payment of any consideration, to have their present officers, directors, and employees cooperate after the Closing in furnishing information, evidence, testimony and other assistance concerning matters, including but not limited to litigation and employment matters, that occurred prior to or after the Closing.

7.5      The Buyer’s Acknowledgment.

The Buyer acknowledges that:

(a)       Except as set forth in Section 7.5(b), below, the Seller (and its agents and employees) have made no statements or warranties to the Buyer as an inducement for the Buyer’s decision to purchase, except as contained in this Agreement or in the PHI and/or WingStreet Uniform Franchise Offering Circular for Prospective Franchisees, and the Buyer’s decision to purchase was made independently by it with the aid of professional counselors, including legal, accounting, and financial advisors.

(b)       The Seller has made available to the Buyer, before the Buyer’s execution of this Agreement, the Profit and Loss Summaries. The Buyer’s decision to purchase the Assets for the consideration set forth in this Agreement was made independently, based on inspection of the Profit and Loss Summaries by the Buyer or its agents or representatives (and on other information available to the Buyer), without reliance on the book ledgers or on any oral statements of any kind or character by the Seller or its representatives.

7.6      Information Statement.

The Buyer and the Seller will timely file any information statement required by regulations issued pursuant to Section 1060(b) of the Internal Revenue Code of 1986, as amended.

7.7      Closing Costs, Transfer Fees and Expenses.

The Buyer will pay, and indemnify the Seller from, any and all closing costs including, but not limited to, environmental reports, title search fees, title insurance premiums, recording costs and survey costs, sales, use, excise, transfer, documentary, recording, property and other taxes and fees (except the Seller’s income taxes) and other costs for which Seller is to be reimbursed hereunder that arise out of the transactions contemplated by this Agreement that the Seller or the Buyer may be required to pay, which shall become due and payable prior to, on or after the Closing Date. As provided in Section 1.6, at Closing the Buyer will pay Seller an estimate of these charges that are due to Seller. Any differences between the estimated charges paid and the actual charges incurred will be resolved pursuant to Section 7.1.

8.        Miscellaneous.

8.1      Notices.

Any notice or other communication under this Agreement shall be in writing (including, without limitation, by telecopy or like transmission) and shall be considered given (a) when delivered personally (including, without limitation, by overnight courier), (b) when telecopied (with confirmation of transmission having been received), or (c) three days after being mailed by registered mail (postage prepaid, return receipt requested), in each case to the respective parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

if to the Seller, to them c/o:

Pizza Hut, Inc.
14841 Dallas Parkway
Dallas, Texas 75254
Attention: John J. Murphy, Esq.
Telecopy No.: (972) 338-6852

if to the Buyer, to:

NPC Management, Inc.
7300 West 129th Street
Overland Park, KS 66213
Attn: Troy D. Cook
Telecopy No: (913) 327-5849

with a copy to:

8.2      Survival.

The provisions set forth in subsections 1.4(b), 4.4, 8.4, 8.8 and 8.14 of this Agreement shall expressly and permanently survive the termination or abandonment of this Agreement. All covenants and agreements contained in this Agreement shall expressly and permanently survive the Closing Date and shall remain in full force and effect, except for the representations set forth in Sections 2 and 3, which representations shall expressly survive the Closing Date for a period of six months following the Closing Date.

8.3      Termination of Agreement.

This Agreement will terminate and be of no further force and effect if the transfer has not been consummated by the close of business on October 30, 2006.

8.4      Modification and Waiver.

No modification or waiver of any of the provisions of this Agreement, and no consent by any of the parties to any departure from the provisions of this Agreement by the other party, will be effective unless the modification or waiver is in writing and signed by the party or parties to be bound. Each modification or waiver will be effective only for the period, on the conditions, and for the specific instances and purposes specified in the writing. No notice to or demand on any of the parties in any case will entitle it, them, or any of them to any other or further notice or demand in similar or other circumstances.

8.5      Assignment: Binding Effect.

This Agreement is intended to inure to the benefit of, and is binding upon, the parties and all of their respective successors and permitted assigns. This Agreement is not, however, assignable or transferable, in whole or in part, by any of the parties except upon the express prior written consent of all of the other parties, and nothing contained in this Agreement is intended to confer upon any person, other than the parties and their respective heirs, successors, and permitted assigns, any rights, remedies, or obligations under, or by reason of, this Agreement. Any request by the Buyer for the Seller’s consent to the assignment of this Agreement will be subject to the conditions on assignment contained in the Franchise Agreement. PHI and its respective successors and assigns are intended third-party beneficiaries of this Agreement. Notwithstanding the foregoing, however, PHI may assign all of its rights and obligations hereunder to YUM! Brands,, Inc. (“YUM”) or to any subsidiary of YUM that is the franchisor of the “Pizza Hut” and/or “WingStreet” concept and, upon such assignment, PHI will have no further liability hereunder.

8.6      Severability.

If any provision or provisions of this Agreement or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, is invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or a result of future legislative action, that determination or action will be construed (whenever possible) so as not to affect the validity or enforceability hereof or thereof and will not affect the validity or effect of any other portion hereof or thereof which shall remain in full force and effect.

8.7      Entire Agreement.

This Agreement (including the Exhibits and the Schedules, which are incorporated into this Agreement by reference) contains the entire understanding of the parties with respect to the transactions contemplated by this Agreement and may be amended, modified, supplemented, or altered only by a writing duly executed by all of the parties. Any prior agreements or understandings relating to the same subject matter, whether oral or written, are entirely superseded by this Agreement (other than the confidentiality letter between the parties dated September 8, 2005).

8.8      Confidential Information.

This Agreement, the terms of the transactions contemplated by this Agreement, and any other information heretofore or hereafter disclosed or obtained in connection with this Agreement concerning the business, operations, affairs, or financial condition of any party hereto (collectively, the “confidential information”), will be kept confidential, except as otherwise required by law or legal process and except to the extent (i) the confidential information is or has been disclosed to any lender, to YUM! Brands,, Inc. or any of its Affiliates, or to the respective attorneys, accountants, and financial advisors of any party hereto and its Affiliates, (ii) the confidential information is or hereafter becomes lawfully obtainable from other sources, or (iii) this duty of confidentiality is waived in writing by the party to whom the confidential information relates. These obligations of confidentiality will permanently survive termination or abandonment of this Agreement.

8.9      GOVERNING LAW.

THIS AGREEMENT, AND ALL INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THOSE OTHER INSTRUMENTS, SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

8.10    Bulk Sales Waiver.

The Seller and the Buyer each waive compliance by the other with any bulk sales or similar laws that may be applicable to the transactions contemplated by this Agreement.

8.11    Expenses.

Except as otherwise expressly provided in this Agreement, each of the parties will bear its own expenses incident to this Agreement and the transactions contemplated by this Agreement, including without limitation all fees and disbursements of counsel and accountants retained by the party, whether or not the transactions contemplated by this Agreement are consummated.

8.12    Headings; Interpretation.

(a)       The headings of the various articles, sections and subsections of this Agreement have been inserted for the purpose of convenience of reference only, are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

(b)       When reference is made in this Agreement to an Article, Section, subsection, Schedule or Exhibit, such reference shall be to an Article, Section, subsection, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words “included”, “includes” or “including” (or any other tense or variation of the word “include”) are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. As used in this Agreement, the auxiliary verbs “will” and “shall” are mandatory, and the auxiliary verb “may” is permissive (and, by extension, is prohibitive when used negatively, as a denial of permission). All accounting terms used but not defined in this Agreement shall have the meanings determined by generally accepted accounting principles. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and references to a person include any individual, corporation, partnership or other entity and its permitted heirs, successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

(c)       Whenever any statement or representation is made to the knowledge of the Seller, whether such statement or representation is contained in this Agreement or in any other agreement or document contemplated hereby, the “knowledge” referred to shall be limited to the actual knowledge (without independent investigation) of the employees and officers of the Seller and/or its Affiliates who are involved in the negotiation and documentation of the transactions contemplated by this Agreement.

(d) When reference is made in this Agreement to the “relevant” Seller, such reference shall be to the Seller who is selling or assigning, the portion of the Business, Restaurants or real or personal property being referred to in the context of such reference. Similarly, if reference is made in this Agreement to the “relevant” Franchise Agreement, such reference shall be to the Franchise Agreement to which the Buyer being referred to in the context of such reference is a party.

(e) For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such first person or entity.

8.13    Time is of the Essence.

Time is of the essence in the performance of this Agreement. Facsimile signatures, including signatures relating to the execution of this Agreement, shall be deemed legally binding.

8.14    Announcements.

(a)       None of the Buyer, its Affiliates or any of its respective subsidiaries, employees, officers, directors, agents or representatives may, without the prior written consent of the Seller (which consent shall not be unreasonably withheld after the Closing Date but may be arbitrarily withheld prior thereto), make any announcement to the public concerning the transactions contemplated by this Agreement.

(b)       The Seller, its Affiliates or any of their respective subsidiaries, employees, officers, directors, agents or representatives may not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld after the Closing Date but may be arbitrarily withheld prior thereto), make any announcement to the public concerning the transactions contemplated by this Agreement, except as required by law.

(c)       This subsection 8.14 shall expressly and permanently survive the termination or abandonment of this Agreement.

8.15    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

8.16    No Specific Enforcement.

Each of the parties to this Agreement acknowledges that the Restaurants, the Assets, the Owned Real Property and the Leased Real Property are not of a special, unique or extraordinary character, and that any breach of this Agreement or any of the agreements or documents contemplated hereby by any party hereto could be compensated for by damages. Accordingly; if any party hereto breaches its obligations under this Agreement or any of the agreements or documents contemplated hereby, the other party hereto shall not be entitled to enforcement of this Agreement or such other agreement or document by a decree of specific performance requiring that the breaching party fulfill its obligations hereunder or thereunder.

8.17    Submission to Jurisdiction.

For purposes of any legal action or proceeding relating to this Agreement or any other agreements or documentation contemplated by the Acquisition, including recognition or enforcement of any judgment, the Buyer and Seller hereby irrevocably and unconditionally submit themselves and their property to the non-exclusive general jurisdiction of the state and federal courts of the county in which PHI then has its principal place of business, and any applicable appellate courts. The Buyer and Seller waive any objection to venue or the inconvenience of such courts. The Buyer and Seller waive, to the extent not prohibited by law, any right they may have to claim any special, exemplary or consequential damages in such action or proceeding.

8.18    Arms Length Contract.

This Agreement has been negotiated “at arms length” by the parties hereto, each represented by counsel of its choice and each having an equal opportunity to participate in the drafting of the provisions hereof. Accordingly, in construing the provisions of this Agreement no party shall be presumed or deemed to be the “drafter” or “preparer” of the same.

8.19    No Future Acquisition Rights.

The Buyer expressly acknowledges and agrees that it has no rights to acquire any additional restaurants or properties, other than those expressly provided in this Agreement, from PHI or any of its Affiliates. Any future rights to acquire restaurants or properties would only arise pursuant to a separate written agreement between PHI or any of its Affiliates and Buyer.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date and year first above written.

PIZZA HUT OF AMERICA, INC.
By:	/s/ John J. Murphy
John J. Murphy, President

PIZZA HUT, INC.
By:	/s/ John J. Murphy
John J. Murphy, Vice President - Law

NPC MANAGEMENT, INC.
By:	/s/ James K. Schwartz
James K. Schwartz, President

NPC INTERNATIONAL, INC.
By:	/s/ James K. Schwartz
James K. Schwartz, President